Salona Global Announces Debt Reduction, Provides Update on Cost Cuts and Debt Restructuring; Appoints
Mike Seckler as permanent Chief Executive Officer

New York, New York - (July 25, 2023) Salona Global Medical Device Corporation ("SGMD", "Salona Global" or the "Company") (TSXV:SGMD) today announced a 15% debt reduction as part of a restructuring effort with the seller of Biodex Medical Systems, Inc. ("Biodex") and provided an update on costs cuts and other debt restructuring plans. Additionally, the Company announced Mr. Mike Seckler has moved from interim CEO to permanent CEO.

Update on Cost Cuts and Turn Around Plan

Effective July 2023, management has taken action to cut over US$2 million of annualized salary and other costs, including senior management and mid-level staff as well as other operational expenses. While Q2 (April-June) is expected to see significant sales increases as a result of the acquisition of Biodex in April 2023 (details in the March 16, 2023 and April 3, 2023 press releases), losses continued to mount during that quarter. Unfortunately, Biodex operated at a loss when first acquired. The new management team started implementing cuts during June 2023. Given the current revenue run rate, the new expense budget is designed to generate a profit for the quarter ending September 30, 2023.

Debt Restructuring

On April 3, 2023, the Company acquired Biodex. As a result of the acquisition, SGMD assumed three payment obligations to the seller of Biodex totaling approximately US$10 million: approximately US$1.5 million in debt associated with nuclear medicine medical device inventory (the "Inventory Debt"), of which SGMD is a supplier of a key component of these medical devices produced by the seller of Biodex; approximately US$1.5 million in a working capital loan; and US$7 million in deferred cash payments for the acquisition.

SGMD and the seller of Biodex have agreed to an offset for the Inventory Debt (approximately US$1.5 million) in exchange for product already delivered, reducing the aggregate debt from approximately US$10 million to approximately US$8.5 million. The Company is in late-stage discussion with the seller of Biodex to restructure all remaining payment obligations as a result of the acquisition. SGMD has discussed an outline of a payment plan with the Biodex sellers that it finds acceptable, however the plan must still be documented in a binding agreement. There can be no guarantee that a final written amendment will be executed.

"I have worked hard to implement major and rapid change with the goal of achieving profitability this quarter," said Mike Seckler, CEO. "After restructuring debt and cutting costs, I plan to conduct a strategic review with an aim to put us back on a path to revenue growth and achieve a market multiple consistent with our peers thereby increasing our share price. We have a sizable revenue base, solid product offerings and reasonable gross margins in this vast and growing healthcare market, all attributes that can serve to build a stronger and more focused business."

In connection with his appointment as permanent CEO, Mr. Seckler has been granted options under the Company's 2021 Amended and Restated Stock Option Plan to purchase up to 750,000 common shares, vesting equally over a three year period, with a term of five years and an exercise price of $0.29. The options and underlying common shares are subject to a four month and one day hold period pursuant to the TSX Venture Exchange.

For more information please contact:

Mike Seckler

Chief Executive Officer

Tel: 1 (800) 760-6826

Email: Info@Salonaglobal.com

Additional Information

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

There can be no assurance that definitive agreements with the sellers of Biodex and Simbex will be completed or the timing of any agreements and the Company will continue to be indebted to such sellers for certain payments until such time. Completion of any transaction will be subject to, amongst other things, negotiation and execution of definitive agreements, applicable director, shareholder and regulatory approvals.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could",  "should", "potential",  "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate  to the Company, including: the Company believing it can operate profitably for the quarter ending September 30, 2023; and the Company increasing its share price.

All statements  other than  statements of  historical fact may be forward-looking  information. Such statements reflect the Company's current views and intentions with respect to future  events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions. Salona cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include but are not limited to the  general business and  economic  conditions in the regions in  which Salona operates; the ability of Salona to execute on key  priorities,  including the successful completion of acquisitions, business retention, and  strategic plans and to  attract, develop  and retain key executives; difficulty integrating newly acquired businesses;  ongoing or new disruptions in the supply chain, the extent and scope of such supply chain disruptions, and the timing or extent of the resolution or improvement of such disruptions; the ability to  implement business  strategies and pursue business opportunities;  disruptions in or  attacks (including  cyber-attacks) on Salona ' s information  technology, internet, network  access or other  voice or data  communications systems or services; the evolution of various types of fraud or other  criminal  behavior to which  Salona is exposed; the failure of third parties to comply with their obligations to  Salona or its  affiliates; the  impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the  overall difficult  litigation environment, including in the United States; increased competition; changes in foreign currency rates;  increased  funding  costs and market volatility due to market illiquidity and competition for funding; the  availability of funds  and resources to pursue operations; critical  accounting estimates and changes to accounting  standards, policies,  and methods used by Salona; the occurrence of natural and unnatural catastrophic  events  and claims  resulting from such events; www.sec.gov, and with the securities regulatory authorities in certain  provinces of  Canada and available at www.sedar.com. Should any factor affect Salona in an unexpected  manner,  or  should  assumptions  underlying the forward-looking information prove incorrect, the actual results or  events  may  differ  materially  from the results or events predicted. Any such forward-looking information is  expressly  qualified  in its  entirety by  this cautionary statement. Moreover, Salona does not assume responsibility for the  accuracy or  completeness of such forward-looking information. The forward-looking  information included in this  press release  is  made as of the date of this press release and the Company undertakes  no obligation to publicly  update or revise  any  forward-looking information, other than as required by applicable  law.